Exhibit 16.1

ETANIA AUDIT GROUP P.C.
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

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Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Etania Audit Group P.C. (formerly Davis Accounting Group P.C.) is the former independent registered accountant of Cardio Vascular Medical Device Corp. (the “Company”).  We have read the Company’s Current Report on Form 8-K, Amendment No. 1, dated March 8, 2011, and are in agreement with the contents of Item 4.01, paragraphs one and two.  For the remainder of the Current Report on Form 8-K, Amendment No. 1, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Etania Audit Group P.C. (formerly Davis Accounting Group P.C.)

Cedar City, Utah,
March 8, 2011.